EXHIBIT 10.1
SONIC INNOVATIONS, INC.
AMENDMENT TO 2000  EMPLOYEE STOCK PURCHASE PLAN

Amendment to Offering Period for ESPP

          2(k)          “Offering Periods” shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commenting on the first Trading Day on or after May 1st and November 1st of each year and terminating on the last Trading Day in the periods ending twenty-four months later; provided, however, that on the first Offering Period commencing after May 1, 2003 shall commence on the first Trading Day on or after December 1, 2003 and end on the last Trading Day on or before November 30, 2005; and provided, further, that each Offering Period thereafter shall commence on the first Trading Day on or after June 1st and December 1st each year, or on such other date as the Board shall determine.  The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

          4.              Offering Period.  The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1st and November 1st each year; provided, however, that the first Offering Period commencing after May 1, 2003 shall commence on the first Trading Day on or after December 1, 2003 and end on the last Trading Day on or before November 30, 2005; and provided further, that each Offering Period thereafter shall commence on the first Trading Day on or after June 1st and December 1st each year, or on such other date as the Board shall determine.  The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.